UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 2, 2013

Mitcham Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	000-25142	76-0210849
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8141 SH 75 South, P.O. Box 1175, Huntsville, Texas		77342
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	936-291-2277

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2013, Mitcham Industries, Inc. (the "Company") entered into a $50.0 million, three-year revolving credit facility, as described below (the "Credit Agreement"). The Credit Agreement replaced the Company’s existing $50.0 million, three-year revolving credit agreement dated August 31, 2012 with First Victoria National Bank (the "Loan Agreement").

The Credit Agreement is a three-year, secured revolving facility in the maximum principal amount of $50.0 million, among the Company, as borrower, HSBC Bank USA, N.A., as administrative agent, lead arranger and sole bookrunner, and the several banks and other financial institutions from time to time parties thereto (initially consisting of HSBC Bank USA, N.A., and First Victoria National Bank) as lenders. Terms used in this Form 8-K and not defined herein have the meanings ascribed to them in the Credit Agreement, which is filed with this Form 8-K as Exhibit 10.1.

The proceeds of the Extensions of Credit may be used for the working capital needs and general corporate purposes of the Company and its subsidiaries. Up to $10.0 million of the Credit Agreement may be used to obtain letters of credit.

If no payment default has occurred, (1) each Eurodollar Loan bears interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Base Rate for such Interest Period plus a margin of 2.50% to 3.50% based on the Company’s Leverage Ratio and (2) each ABR Loan bears interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR plus a margin of 1.50% to 2.50% based on the Company’s Leverage Ratio. If a payment default occurs, the margins referred to above increase by 2% per annum. The Company has agreed to pay a Commitment Fee on the unused portion of the Commitments of 0.375% to 0.50%, based on the Company’s Leverage Ratio.

The ability of the Company to obtain Extensions of Credit under the Credit Agreement is subject to a Borrowing Base. The Borrowing Base is determined primarily based upon the appraised value of the Company’s domestic lease pool equipment and certain accounts receivable.

Obligations under the Credit Agreement are secured by security interests created under a Security and Pledge Agreement (the "Security Agreement"). Under the Security Agreement, the Company has granted a security interest in substantially all of its domestic assets (other than real estate) and 65% of the capital stock of Mitcham Holdings, Ltd., a foreign holding company that holds the capital stock of the Company’s foreign subsidiaries.

The Credit Agreement contains customary representations and warranties, conditions precedent to credit extensions, affirmative and negative covenants, and events of default. The negative covenants include restrictions on liens, additional indebtedness in excess of $5.0 million, acquisitions, fundamental changes, dispositions of property, restricted payments, transactions with affiliates, and lines of business. The Credit Agreement also requires that the Company maintain a Leverage Ratio, which is calculated at the end of each quarter, of no greater than 2.00 to 1.00 on a trailing four quarter basis and a Fixed Charge Coverage Ratio, which also is calculated at the end of each quarter, of no less than 1.25 to 1.00 on a trailing four quarter basis. In addition, should Adjusted EBITDA for any trailing four quarter period be less than $22.0 million, the ratio of Capital Expenditures to Adjusted EBITDA for that four quarter period may not be greater than 1.0 to 1.0. The events of default include a change of control provision.

The descriptions of the Credit Agreement and the Security Agreement set forth above do not purport to be complete statements of the parties’ rights under the agreements and are qualified in their entirety by reference to the full text of the Credit Agreement and the Security Agreement, which are filed as Exhibits 10.1 and 10.2 with this Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

On August 2, 2013, the Company terminated its $50.0 million Loan Agreement with First Victoria National Bank after executing the new Credit Agreement as described above in Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described above in Item 1.01, on August 2, 2013, the Company entered into a $50.0 million Credit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mitcham Industries, Inc.

August 5, 2013	By:	Robert P. Capps

Name: Robert P. Capps
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement
10.2	Security and Pledge Agreement